Exhibit 99.1

Contacts: Ira M. Birns, Executive Vice President & Chief Financial Officer or Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer (305) 428-8000

WORLD FUEL SERVICES CORPORATION
TO ACQUIRE AVCARD

---ENHANCES FUEL OFFERING AND TRANSACTION PROCESSING CAPABILITY---

MIAMI, FLORIDA – November 8, 2007 – World Fuel Services Corporation (NYSE:INT) announced today that it has signed a definitive agreement to acquire AVCARD, a leading global provider of contract fuel sales and charge card services to the aviation industry for a purchase price of approximately $55 million.  The purchase price will be funded with cash on hand (approximately $134 million at September 30, 2007).

“The acquisition of AVCARD enables us to further expand the breadth of services offered to our aviation segment customer base and we are pleased to welcome the AVCARD team to World Fuel,” stated Paul H. Stebbins, chairman and chief executive officer of World Fuel Services Corporation.

AVCARD is headquartered in Hunt Valley, Maryland and has approximately 60 employees.   Over 9,000 aircraft operated by flight departments of major corporations, fractional/charter operators, and governments throughout the world, utilize AVCARD to purchase fuel and related products and services.  AVCARD, which maintains a merchant/fuel supplier network of over 7,600 locations in over 190 countries, is one of the most widely accepted aviation fuel and service charge cards in the world.

“We are delighted about becoming part of an organization with the global size and strength of World Fuel.  This transaction will enable AVCARD to accelerate the significant growth opportunities ahead,” stated Linda K. Kropp, president of AVCARD.

The transaction, which is expected to be accretive in 2008, is subject to customary closing conditions and is expected to be completed within the next sixty days.

About World Fuel Services Corporation
Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 43 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

WORLD FUEL SERVICES CORPORATION REPORTS
WORLD FUEL SERVICES CORPORATION TO ACQUIRE AVCARD

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

Information Relating to Forward-Looking Statements
With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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